KEEP JACK ON TRACK

The Company's Annual Meeting of Shareholders is coming up on February 27, 2026. Your support of all 10 of our highly qualified director nominees will ensure Jack in the Box stays on its disciplined path.

Support Jack in the Box's strategy for enhancing shareholder value – vote "FOR" ALL 10 of the Company nominees and "FOR" each of the Company's proposals on the WHITE proxy card!

For 75 years, Jack in the Box has always been the place for those who live outside the box. Where you can try new things and order what you want when you want it, while always getting it fast, hot, and fresh. To build upon this legacy, under the direction of our new Chief Executive Officer Lance Tucker, Jack in the Box is executing a multi-faceted "JACK on Track" plan, aimed at improving long-term financial performance, strengthening the balance sheet, and positioning the Company for sustainable growth. The hard work is being done, tough measures are being taken – **and we are making progress.**


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The Company's Annual Meeting of Shareholders is scheduled for February 27, 2026, and we urge you to vote **"FOR" ALL** of Jack in the Box's 10 highly qualified nominees.

Biglari Capital Corp. (collectively with the participants in its solicitation, including Sardar Biglari, the "Biglari Group") is asking shareholders to vote against the re-election of David Goebel, Independent Chair of the Jack in the Box Board. Mr. Goebel brings critical expertise to the Company as one of the most qualified franchise executives in the quick-service restaurant and casual dining sector.

Jack in the Box currently benefits from a strong, experienced Board comprising of ten proven directors – nine of whom are independent – and all of whom are dedicated to driving shareholder value as Jack in the Box continues its transformation. We believe that removing the Chair of our Board as a result of the Biglari Group's campaign would significantly weaken the Board's ability to oversee our execution of "JACK on Track" and put the future value of your investment at risk.

DON'T LET MR. BIGLARI'S DISRUPTIVE CAMPAIGN TAKE JACK OFF TRACK

YOUR VOTE IS IMPORTANT!

You should receive Jack in the Box's proxy materials by mail (or by email, to the extent you have previously consented to email delivery).

To ensure your shares are represented at the Annual Meeting, please submit your vote promptly: "FOR" ALL 10 Company nominees and "FOR" each of the Company's proposals.

IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE WITH VOTING YOUR SHARES, PLEASE CALL THE COMPANY'S PROXY SOLICITOR:

INNISFREE M&A INCORPORATED

(877) 750-8198 (toll-free from the U.S. and Canada)
+1 (412) 232-3651 (from other countries)

RESOURCES

SHAREHOLDER LETTERS

February 5, 2026
Letter to Shareholders

Download PDF →

SEC FILINGS

2026 Proxy Statement

Download PDF →

2025 Annual Report

Download PDF →

FAQS

WHAT IS JACK IN THE BOX'S STRATEGY UNDER ITS CURRENT BOARD AND LEADERSHIP TEAM?

- Jack in the Box is executing a multi-faceted "JACK on Track" plan, aimed at improving long-term financial performance, strengthening the balance sheet, and positioning the Company for sustainable growth.
- The "JACK on Track" plan is built on three priorities:
  - Accelerate cash flow and pay down debt while preserving growth-oriented capital investments;
  - Strengthen Franchisee Economics by introducing a block closure program to improve system health and position Jack in the Box for consistent net unit growth; and
  - Return to simplicity and focus on the Jack in the Box asset-light model.
- Alongside "JACK on Track," we launched "Jack's Way" to strengthen the basics that keep guests coming back, including consistent operations, food quality, and guest experience.

WHY SHOULD I VOTE "FOR" ALL OF JACK IN THE BOX'S 10 DIRECTOR NOMINEES?

- We are excited about the future of Jack in the Box and its ability to build on the momentum it has generated throughout the year. The hard work is being done, tough measures are being taken – and we are making progress. We believe that removing the Chair of our Board as a result of the Biglari Group's campaign would significantly weaken the Board's ability to oversee our execution of "JACK on Track" and put the future value of your investment at risk.
- Jack in the Box currently benefits from a deeply experienced Board with skills critical to our business, including food service, franchising, and hospitality. Collectively, our directors have led major brand transformations, steered complex operational turnarounds, and delivered long-term growth in competitive environments. Their decades of leadership ensure rigorous oversight and focus on optimizing the "JACK on Track" plan.

HOW DO I VOTE MY SHARES?

- Shareholders should receive Jack in the Box's proxy materials and WHITE proxy card by email from your broker or by regular mail. Whether or not you plan to attend, your vote is important, regardless of the number of shares you own.
- To vote by internet:
  - Visit the website provided on your WHITE proxy card by typing the website address into your browser.
  - Enter the unique control number shown on your WHITE proxy card and follow the prompts. If your WHITE proxy card shows a QR code, you can scan the code to directly access the voting page without entering your control number.
  - If you receive Jack in the Box proxy materials via email, double-check that the email relates to the WHITE proxy card, then, click the "VOTE NOW" button embedded in the email and proceed.
- To vote by mail:
  - Locate Jack in the Box proxy materials and WHITE proxy card you received in your regular mail package.
  - Mark, sign, and date your WHITE proxy card.
  - Return the physical WHITE proxy card in the postage-paid envelope enclosed in the Jack in the Box proxy materials well ahead of the Annual Meeting on February 27, 2026.
- To vote by telephone:
  - Call the toll-free number provided on your WHITE proxy card and follow the automated instructions.
  - You will be asked to provide the unique control number shown on your WHITE proxy card.
  - Please carefully check your WHITE proxy card for any deadlines that may apply to voting electronically.
- If you have any questions or require any assistance with voting your shares, please call the Company's proxy solicitor: INNISFREE M&A INCORPORATED, (877) 750-8198 (toll-free from the U.S. and Canada), +1 (412) 232-3651 (from other countries).

SUBMIT YOUR VOTE:

TO VOTE BY INTERNET

1. Visit the website provided on your WHITE proxy card by typing the website address into your browser.
2. Enter the unique control number shown on your WHITE proxy card and follow the prompts. If your WHITE proxy card shows a QR code, you can scan the code to directly access the voting page without entering your control number.
3. If you receive Jack in the Box proxy materials via email, double-check that the email relates to the WHITE proxy card, then, click the "VOTE NOW" button embedded in the email and proceed.

TO VOTE BY TELEPHONE

1. Call the toll-free number provided on your WHITE proxy card and follow the automated instructions.
2. You will be asked to provide the unique control number shown on your WHITE proxy card.
3. Please carefully check your WHITE proxy card for any deadlines that may apply to voting electronically.

TO VOTE BY MAIL

1. Locate Jack in the Box proxy materials and proxy card you received in your regular mail package.
2. Mark, sign, and date your WHITE proxy card.
3. Return the WHITE proxy card in the postage-paid envelope enclosed in the Jack in the Box proxy materials well ahead of the Annual Meeting on February 27, 2026.